EXHIBIT 99.1
Hanmi Financial Corporation to Report Lower
Net Income for First-Quarter 2007
LOS ANGELES — April 19, 2007 — Hanmi Financial Corporation (Nasdaq: HAFC), the holding company for Hanmi Bank, announced that for the three months ended March 31, 2007, net income will be adversely affected by an unanticipated increase in the provision for credit losses, which is expected to be approximately $6.4 million, compared to $1.6 million in the prior quarter. The first-quarter 2007 allowance for loan losses is expected to be approximately 1.07 percent of total gross loans, compared to 0.96 percent at December 31, 2006.
Sung Won Sohn, Ph.D., President and Chief Executive Officer, noted that approximately two-thirds of the first-quarter 2007 increase in provision for credit losses is confined to four relationships, with one-third of the increase pursuant to one commercial banking relationship. Non-performing assets, said Dr. Sohn, are expected to total approximately $20 million at March 31, 2007, compared to $14.2 million at December 31, 2006.
With the proviso that as a matter of policy Hanmi Financial does not provide quantitative guidance on management’s expectations regarding future financial performance, Dr. Sohn noted that for the quarter already ended March 31, 2007, net income could be as much as 30 percent lower than the $17.3 million, or $0.35 per share (diluted), reported in the prior quarter, due primarily to the increase in provision for credit losses. Further, the Company did not enter into any sales of the un-guaranteed portion of SBA loans in the first quarter of 2007, whereas the Company recognized pre-tax gains of approximately $2 million on such sales in the fourth quarter of 2006. First-quarter 2007 results are scheduled to be reported after the close of the market on May 3, 2007.
About Hanmi Financial Corporation:
Headquartered in Los Angeles, Hanmi Bank, a wholly owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 23 full-service offices in Los Angeles, Orange, San Francisco, Santa Clara and San Diego counties, and eight loan production offices in California, Colorado, Georgia, Illinois, Texas, Virginia and Washington. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank’s mission is to provide a full range of quality products and premier services to its customers and to maximize shareholder value. Additional information is available at www.hanmifinancial.com.
Forward-Looking Statements:
This release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: general economic and business conditions in those areas in which we operate; demographic changes; competition for loans and deposits; fluctuations in interest rates; risks of natural disasters related to our real estate portfolio; risks associated with SBA loans; changes in governmental regulation; changes in credit quality; the availability of capital to fund the expansion of our business; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which could cause actual results to differ from those projected in our forward-looking statements.

Contact:

	Michael J. Winiarski	Stephanie Yoon
	Chief Financial Officer	Investor Relations
	(213) 368-3200	(213) 427-5631